UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Esperion Therapeutics Inc.
                           --------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.001 Per Share
                    ----------------------------------------
                         (Title of Class of Securities)


                                  29664R 10 6
                                  -----------
                                 (CUSIP Number)



                               December 31, 2003
                               -----------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                              [ ]   Rule 13d-1(b)
                              [ ]   Rule 13d-1(c)
                              [X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29664R 10 6
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         Healthcap AB

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Not Applicable
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY


--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Sweden

--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY        5      SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              0
WITH
                                    --------------------------------------------
                                     6      SHARED VOTING POWER
                                            0
                                    --------------------------------------------
                                     7      SOLE DISPOSITIVE POWER
                                            0
                                    --------------------------------------------
                                     8      SHARED DISPOSITIVE POWER
                                            0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES         | |

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G




Item 1(a) Name of Issuer:

          ESPERION THERAPEUTICS INC.

Item 1(b) Address of Issuer's Principal Executive Offices:

          3621 S. STATE STREET
          695 KMS PLACE
          ANN ARBOR, MI 48108

Item 2(a) Name of Persons Filing:

          HEALTHCAP AB

Item 2(b) Address of Principal Business Office or, if none, Residence:

          STRANDVAGEN 53 B
          SE-114 51  STOCKHOLM
          SWEDEN

Item 2(c) Citizenship:

          SWEDEN

Item 2(d) Title of Class of Securities:

          COMMON STOCK, PAR VALUE $0.001 PER SHARE

Item 2(e) CUSIP Number:

          29664R 10 6

Item 3. If this Statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          NOT APPLICABLE

Item 4.   Ownership:

          (a) Amount beneficially owned: 0

          (b) Percent of class: 0

          (c) Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote: 0

               (ii) Shared power to vote or to direct the vote: 0

               (iii)Sole power to dispose or to direct the disposition of: 0

               (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

          NOT APPLICABLE

Item 8.   Identification and Classification of Members of the Group:

          NOT APPLICABLE

Item 9.   Notice of Dissolution of the Group

          NOT APPLICABLE

Item 10.  Certifications

          NOT APPLICABLE

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2004



                                     HEALTHCAP AB


                                     By:/s/ Anne Christine Hutton Forsberg
                                        -------------------------------------
                                        Name:  Ann Christine Hutton Forsberg
                                        Title: Partner



                                     By: /s/ Bjorn Odlander
                                        -------------------------------------
                                        Name:  Bjorn Odlander
                                        Title: Partner